Exhibit 99.1

News Release

San Juan Basin Royalty Trust Announces Argent Trust Company as Successor

Trustee and Amendments to its Indenture

HOUSTON, Texas, January 16, 2024 – San Juan Basin Royalty Trust (NYSE:SJT) (the “Trust”) today announced that, at the Special Meeting of the Trust’s Unit Holders held on January 16, 2024, the Unit Holders of the Trust voted to approve the appointment of Argent Trust Company, a Tennessee chartered trust company (“Argent”) as successor Trustee to PNC Bank, National Association, the current trustee of the Trust. Unit Holders also approved two separate proposals amending the Indenture, the governing document of the Trust. The proposals approved and adopted by the Unit Holders included amendments (i) permitting a successor trustee to be a bank or trust company having a capital, surplus and undivided profits (as of the end of its last fiscal year prior to its appointment) of at least $15,000,000, (ii) an amendment that would clarify the word “Trustee” to include former trustees for indemnification purposes. The resignation of PNC Bank, National Association as trustee and the appointment of Argent as successor trustee is expected to take place on February 15, 2024.

Forward-Looking Statements

Any statements in this news release about plans for the Trust, the expected timing of the completion (if any) of the proposed resignation of the Trustee or appointment of Argent as successor trustee, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “may,” “intends” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors or risks that could cause or contribute to such differences include but are not limited to the inability of the Trustee to resign or Argent to assume duties as successor trustee or the failure to satisfy other conditions set forth in the Agreement of Conditional Resignation with Argent.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in the materials represent the Trustee’s views as of the date hereof. The Trustee anticipates that subsequent events and developments may cause its views to change. However, while the Trustee may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Trustee’s views as of any date subsequent to the date hereof.

Contact:         San Juan Basin Royalty Trust
 PNC Bank, National Association
 PNC Asset Management Group
 2200 Post Oak Blvd., Floor 18
 Houston, TX  77056
 website: www.sjbrt.com
 e-mail: sjt@pnc.com

Ross Durr, RPL, Senior Vice President & Mineral Interest Director
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553